Exhibit 99.1

Flux Power Adds Key Functionality to its

Advanced Energy Storage Systems to Address Growing Solar and Grid Storage Market

New Product Capability Yields Opportunity to Expand Customer Base into Residential, Industrial, and Commercial Solar Energy and Storage Applications

ESCONDIDO, Calif., Nov. 30, 2012 /PRNewswire/ -- Flux Power® Holdings, Inc. (FLUX), a fully reporting company and an innovator in durable, scalable, and affordable advanced energy storage systems, today announced that they have enhanced their product portfolio with the addition of a standard interface for solar and grid storage applications.  This interface is able to control many industrial components such as inverters used for power management in solar and grid applications which greatly broadens the applicability and markets for their advanced energy storage solutions.

Flux Power has entered into an agreement to work with Terra Steward, an energy independence and sustainable living product supplier, to bring these enhanced energy storage solutions to the market.  Under the terms of the agreement, Flux Power is providing the technology and integration support with a third party inverter supplier to deliver a packaged, grid storage solution that can support a range of alternative energy applications in the residential, industrial and commercial markets. Terra Steward is providing the installation and support services for the solution into the end user environment.

These new solutions can support a variety of renewable or alternative energy sources, including wind, solar, or micro-hydro.  Flux Power's superior management technology and advanced energy storage systems are now being integrated with Schneider Electric SA's (SCHN.PA) Xantrex inverter to create a customized, smart energy storage system that can provide back-up power, peak-shaving and off-peak power in many differing applications.

"Flux is excited to introduce this versatile new addition to its advanced energy storage solution.  In addition to offering highly effective, lower cost battery systems for electric vehicles, our technology is a logical fit with many other clean technology and alternative energy applications," said Chris Anthony, CEO of Flux Power. "By providing this intelligent new interface between the advanced energy storage system and the inverter in these solar and grid storage applications, our technology can now deliver customizable applications to a tremendous number of new market opportunities for us in residential, commercial and industrial applications."

Product benefits for the end user include:

•	Back-up battery power if grid goes out
•	Peak-Shaving to decrease power costs
•	Off-peak usage for use when Solar or Wind may not be producing power
•	Continuous remote monitoring and control
•	Ability to work with almost any inverters in other alternative energy applications
•	Solution that communicates with both the grid and the end user

"We are delighted to be working with Flux Power to deliver a complete solution for customers seeking solar energy and advanced storage solutions," said Christopher D'Avignon, President and CEO, of Terra Steward, Inc.  "Our customers depend on us to deliver superior products for energy independence and sustainable living - both on and off grid. I've been impressed with the technology team at Flux Power and look forward to working with them as we bring many new applications with this interface to market."

About Flux Power

Flux Power designs, develops, and sells cost efficient advanced energy storage systems. Incorporated in October 2009, Flux Power began shipping prototype products in the second quarter of 2010 while continuing to develop its intellectual property portfolio. Currently, Flux Power's product offerings include batteries in various sizes and forms, packaged modules, fully tested and validated advanced energy storage systems and various system accessories. These accessories include: stand-alone battery management, stackable chargers, programming software and display systems. Flux Power sells modular advanced energy storage products through distributors and directly to original equipment manufacturers. These customers benefit from Flux Power's advanced systems technologies, which greatly extend cycle life and improve system performance. For more information visit www.FLUXpwr.com or email info@FLUXpwr.com.

About Terra Steward

Terra Steward Inc. is a privately held, multi-faceted business specializing in energy independence and sustainable living. The company provides a unique service and opportunity for consumers, small business owners, developers and local governments to have HANDS ON experience and ACCESS TO green technologies. Christopher D'Avignon, President & CEO, and his team, are passionate about bridging the gap between wanting to be Green and actually being Green-one product, one customer, one development, one community, at a time.  Their recently launched online store, www.terrasteward.com, and upcoming retail storefronts (summer 2013), provide a portal where customers can come to be educated or to purchase, at their convenience, the products and systems that are right for them. Whether it is purchasing a few decorative solar garden lights or the installation and technology to go completely off grid, Terra Steward puts the power back in its customer's hands.

Forward-Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Further the forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Such forward-looking statements include, among other things, regulatory incentives, the development of new business opportunities, and projected costs, revenue, profits and results of operations. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission and available on its website (www.sec.gov).

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. Other company and product names may be trademarks of their respective owners.